Exhibit 10.7

DEVELOPMENT AGREEMENT
(Hotel Renovation)

BY AND BETWEEN

BEHRINGER HARVARD CORDILLERA, LLC,
a Delaware limited liability company

(“Owner”)

and

TP CORDILLERA LLC,
a Delaware limited liability company

(“Developer”)

May 10, 2007

DEVELOPMENT AGREEMENT

This Development Agreement (“Agreement”) is made to be effective as of the 10th day of May, 2007, by and between BEHRINGER HARVARD CORDILLERA, LLC, a Delaware limited liability company (“Owner”), and TP CORDILLERA LLC, a Delaware limited liability company (“Developer”), as follows:

ARTICLE 1

PURPOSE

A.                                   Owner is the owner of certain property in Eagle County, Colorado commonly known as The Lodge and Spa at Cordillera located on the land (the “Land”) described in Exhibit A attached hereto and made a part hereof, which property is currently comprised of a 56 room lodge, approximately 20,000 square feet of spa/fitness center space, approximately 3000 square feet of meeting/banquet space, 2 restaurants and a ski in/ski out condo at the Strawberry Park Beaver Creek lift (the “Buildings”).

B.                                     Developer and Owner desire to enter into this Agreement to provide the terms and conditions upon which Owner will retain Developer to renovate the Buildings and related improvements (the “Project”) located on the Land (herein defined).

NOW THEREFORE, for and in consideration of the premises, the mutual promises and agreements set forth herein and Ten and No/100 Dollars ($10.00) and other good and valuable consideration, in hand paid, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

ARTICLE 2

APPOINTMENT AND DEVELOPMENT

Section 2.1                                      Appointment of Developer as Developer.  Owner hereby appoints Developer as its independent contractor to perform, and delegates to Developer the right and obligation to supervise, manage and carry out, on behalf and for the account of Owner, all planning, development and construction management services for the Project on the Land, as required by, and subject to, the terms and conditions of this Agreement, as well as the preparation of the Final Development Plan, Final Development Budget and Final Project Schedule (as each such term is defined below) and all items related thereto.

Section 2.2                                      Acceptance by Developer.  Developer accepts such appointment and agrees to perform such services on behalf of and for the account of Owner as required by, and subject to, the terms and conditions of this Agreement, and agrees to perform such additional duties and responsibilities as are customarily and reasonably within the scope of such services and are reasonably designated from time to time by Owner.  Developer agrees to use commercially reasonable efforts in the performance of its duties hereunder, which performance in all respects and at all times shall be carried out to the same extent and with the same degree of care and quality as the Developer would exercise in the conduct of its own affairs if the Developer were the owner of the Project. Developer agrees to apply prudent and reasonable business practices in the performance of its duties hereunder and shall exercise that degree of skill, competence, quality and professional care rendered by the leading and most reputable companies performing the same or similar type services for first-class quality hotel and spa projects in the Vail, Colorado area.  Developer will not subcontract any of its services to any other entity or person without first obtaining Owner’s prior written consent.  Subject to the other provisions of this Agreement, Developer, on behalf of Owner, shall manage and coordinate the development of the Project in accordance with the Final Development Plan, Final Development Budget and Final Project Schedule (as each such term is defined below) in a good and workmanlike manner and in accordance with the standards of professional care applicable to such services.

Section 2.3                                      Pre-Construction Duties.  The initial objectives of the parties are to prepare a general development plan for the Project, cause the preparation of plans and specifications for the Project, and formulate a budget for the Project.

(a)                                  Developer shall submit to Owner for approval a development plan (the “Development Plan”) for the Project setting forth a description of the proposed improvements included in the Project, the schedule for preparation of the plans and specifications for the Project, and the proposed parameters of agreements with architectural, engineering, consulting, and general contracting firms.  Attached hereto as Exhibit B is a conceptual development plan for the Project that has been approved by Owner.  Based upon the conceptual development plan attached hereto as Exhibit B, within sixty (60) days of execution of this Agreement, Developer shall prepare and obtain Owner’s written approval of a final Development Plan (the “Final Development Plan”) for the Project (such approval not to be unreasonably withheld so long as the Final Development Plan is consistent with the conceptual development plan attached hereto as Exhibit B, which may be modified by the Owner).

(b)                                 Developer shall submit to Owner for approval a development budget (the “Development Budget”) for the Project setting forth the hard costs, soft costs, allocated land acquisition costs and other expenditures anticipated to be incurred in connection with developing the Project.  Attached hereto as Exhibit C is a conceptual budget for the Project that has been approved by Owner.  Based upon the conceptual budget attached hereto as Exhibit C, within sixty (60) days of execution of this Agreement, Developer shall prepare and obtain Owner’s written approval of a final Development Budget (the “Final Development Budget”) for the Project (such approval not to be unreasonably withheld so long as the proposed Final Development Budget is consistent with the conceptual budget attached hereto as Exhibit C, which may be modified by the Owner).

(c)                                  Developer shall make recommendations to Owner with respect to the size and configuration of the Project, future growth, permanent financing options, marketing, project execution (architect, contractors, consultants), special requirements and conditions.

(d)                                 Developer shall develop and finalize operating pro forma income and expense statements for the Project and compute return on investment and other relative indicators to help determine permanent financing and ownership strategies.

(e)                                  Developer shall prepare and compile data for the Project, including without limitation, site information, income and expense statements, schedules, drawings and renderings. Such items shall be delivered to Owner upon request.

Section 2.4                                      Project Design.  Owner, after consultation with Developer, shall designate an architect (“Architect”) as the architect for the Project.  Developer shall negotiate the contract with the Architect for the Project, which shall be subject to the review and prior written approval of Owner.  The contract with the Architect shall substantially conform with the form, or in the absence of an actual form, shall substantially conform with the guidelines and contain such specific provisions as are pre-approved by Owner.  Owner shall enter into the agreement with the Architect in its name.  Developer shall not amend or alter the terms of the Architect’s contract without the prior written approval of Owner.  Developer shall use diligent efforts to cause the plans and specifications for the Project to be prepared in a timely manner and in accordance with the design criteria and the Final Development Plan and Final Development Budget for the Project.  The final plans and specifications for the Project shall be approved in writing by Owner.

Section 2.5                                      Other Services.  Developer shall also provide the following services during the period prior to commencement of construction of the Project:

(a)                                  Interview, negotiate with, and, after consultation with and approval of Owner, recommend for engagement by Owner any other independent design and development consultants (the “Consultants”) for the Project, including, if and as appropriate, space planners, landscape architects, civil, soils, mechanical, electrical and plumbing engineers, and acoustical, curtain wall, lighting, art and graphic design consultants.

(b)                                 Manage and coordinate the Consultants regarding the Project and coordinate Architect’s preparation of conceptual design, and the detailed plans and specifications therefor, including matters relating to site planning, engineering, building shell, public space, building height, total area, floor size and landscape design, traffic and circulation matters.

(c)                                  Initiate the planning and coordinate with Owner and the Architect the receipt of all necessary public and private approvals for the Project, including city planning, applicable building codes, public works, any applicable architectural review committee, and building permit approvals.  Coordinate, with reliance on the Architect, engineers and Consultants, satisfaction of all laws and regulations affecting the Project, including, without limitation, the Americans with Disabilities Act and all environmental laws.

(d)                                 Review designs during their development and advise Owner regarding on-site use and improvements, selection of materials, building systems and equipment and methods of delivery.

(e)                                  Provide Owner with a monthly (or more often, if Owner so requests)

progress report at the beginning of each month detailing (i) the amount of work on the Project that has been completed during the previous calendar month in relation to the schedule for the Project (the “Project Schedule”); and (ii) the General Contractor’s and all subcontractors’ compliance with the Final Development Budget, as well as any changed conditions regarding cost.  Any changes shall be reported to Owner as soon as possible for Owner’s approval. Attached hereto as Exhibit D is a conceptual project schedule that has been approved by Owner.  Based upon the conceptual project schedule attached hereto as Exhibit D, Developer shall prepare and obtain Owner’s approval of a final Project Schedule (the “Final Project Schedule”) (such approval not to be unreasonably withheld so long as the proposed Final Project Schedule is consistent with the conceptual project schedule attached hereto as Exhibit D).  In this regard, Owner and Developer agree that it is their intent to commence renovation of the Project in accordance with the Final Development Plan, and Developer shall prepare and obtain Owner’s approval of the Project Schedule (such approval not to be unreasonably withheld).  The Project Schedule and General Contract shall clearly state number of delay days that are built into the Project Schedule based on factual weather data for the Vail, Colorado area as provided by the U.S. Weather Bureau.

(f)                                    Advise Owner regarding space planning, design and finish-out evaluations for the Project.

(g)                                 Prepare a detailed estimate of construction costs, developed by using estimating techniques which anticipate the various elements of the Project, and based on schematic design documents prepared by the Architect.  Update and refine this estimate periodically as the Architect prepares design development and construction documents.

(h)                                 Provide business administration and supervision consistent with good construction practices and as may be required for the Project; cause budget draw projections for all key trades and schedules for the purchase and delivery of all materials for the Project to be prepared and furnished to Owner.

Section 2.6                                      Commencement of Construction.

(a)                                  At such time as Owner elects to commence construction of the Project, Owner will give written notice thereof to Developer, and Developer shall commence or cause to be commenced the construction with reasonable promptness thereafter.  Owner, after consultation with Developer, shall designate the general contractor (“General Contractor”) for the Project. Developer shall negotiate the contract with the General Contractor for the Project, which shall be subject to the review and approval of Owner. The Developer shall, if requested by Owner, require the General Contractor and its major subcontractors to provide performance and payment bonds in a form satisfactory to Owner as security for their respective obligations naming Owner and Developer as co-obligees thereon.  The General Contract shall substantially conform with the form, or in the absence of an actual form shall substantially conform with the guidelines and contain such provisions as are approved by Owner.  Owner shall enter into the General Contract with the General Contractor in its name.  Developer shall not amend or alter the terms of the General Contract or issue or authorize change orders in connection therewith without the prior written approval of Owner.

(b)                                 Developer shall cause the Project to be developed and constructed in accordance with the Final Development Plan, Final Development Budget and Final Project Schedule.  Developer shall provide Owner with information in connection with updating the Final Development Plan, Final Development Budget and Final Project Schedule as construction progresses and when requested by Owner, and the Final Development Plan, Final Development Budget and Final Project Schedule shall be modified from time to time based on such updates to the extent such modifications are approved in writing by Owner.  Developer shall use commercially reasonable efforts to cause the General Contractor to comply with the Final Development Plan, Final Development Budget and Final Project Schedule.

(c)                                  If the development and construction of the Project does not progress in accordance with the dates required by the Project Schedule, Owner, by written request, shall instruct Developer to cause General Contractor to speed up the work by all available means, including utilization of overtime, additional work crews and alternate material suppliers.  Owner shall bear all costs of such speed up efforts unless such delay arises by reason of Developer’s gross negligence or willful misconduct.

(d)                                 Unless otherwise consented to by Owner, Developer shall incur no expenditures nor authorize any other person or entity to incur or pay any expenditures in connection with the development and construction of the Project that are not provided for in the Final Development Budget, either in total or in any one accounting category.  All expenditures shall be charged to the proper account as specified in the Final Development Budget and no expenditure may be classified or reclassified for the purpose of avoiding an excess of the budgeted amount of an accounting category without the written consent of Owner (which consent shall not be unreasonably withheld).

Section 2.7                                      Project Administration.  During construction of the Project, with due assistance from the Architect and Consultants, Developer shall exercise general management of the Project team and in connection therewith shall, without limiting the generality of the foregoing, perform the following duties in respect of the Project:

(a)                                  Provide direction to the General Contractor on behalf of Owner in matters requiring such direction per the terms of the General Contract.

(b)                                 Appoint management and support staff to inspect the manner and progress of the construction of the Project;

(c)                                  Make visits to the Project site to inspect the work and progress of construction with the General Contractor and with the Architect and other Consultants, which visits shall be of such frequency and duration as shall be necessary for Developer to carry out its duties under this Agreement, to guard against defects and deficiencies in the work and to determine that the work is being performed in accordance with the construction documents, but in no event shall Developer make less than three (3) such visits per month during the construction of the Project. Developer shall prepare and submit to Owner a progress report no less frequently than once each month detailing its observations.

(d)                                 Advise Owner immediately of any material omissions, substitutions, defects, or deficiencies noted in the work of the General Contractor or any contractor, subcontractor or materialman.

(e)                                  Consult with Owner regarding proposed changes and modifications to the construction documents and coordinate issuance of change orders if and when changes are approved in writing by Owner and the affected party.  Developer shall ensure that all changes in the work or services are implemented through written change orders signed by the Owner and the affected party. Developer shall establish a changes system to control the writing of change orders and to record all changes to the construction documents. For changes initiated by the Owner or Developer with respect to the General Contractor’s work, Developer shall prepare written change order proposal requests, incorporating detailed drawings and specifications prepared or approved by the Architect where appropriate.  Developer shall forward the requests to the General Contractor for preparation of a proposal. For change order requests initiated by the General Contractor, Developer shall evaluate the requests and, if applicable, provide a copy to the Architect for comment. Developer shall evaluate proposed change orders for price, schedule and coordination impact and shall forward its recommendations to Owner, along with the comments of the Architect.  For change order proposals approved by the Owner and the affected party, Developer shall prepare written change orders and shall obtain the signatures of the Owner and the affected party. If a change is performed by the General Contractor or a Consultant under a pricing arrangement other than lump sum, Developer shall make a record of units, work or services or actual costs incurred, as the case may be.  Developer shall obtain from the General Contractor and Consultants copies of supporting documents for all units of work or services or costs incurred. Developer shall keep a record copy of all signed change orders and shall provide copies to the Architect and Owner.

(f)                                    Review and evaluate all invoices and payment applications against actual progress as certified by the Architect to determine whether the amount claimed as the percent complete is accurate. Developer shall certify the amounts due the General Contractor and Consultants in a monthly draw request submitted to Owner no later than the fifth (5th) day of each calendar month after which the draw request applies, subject to change by the Project Lender. Developer may certify, modify or withhold certification for payment, and shall require necessary revisions to such invoices.  Developer will submit certified Project invoices to the Owner for review and approval along with a report summarizing the status of payments to the General Contractor and the construction costs of the Project.  The Developer’s certification for payment shall constitute a representation to Owner, based on the Developer’s determinations at the site and on the data comprising the General Contractor’s invoices, that, to the best of the Developer’s knowledge, information and belief, the work has progressed to the point indicated and, except as stated in the certification for payment, the quality of the work is in accordance with the construction documents.

(g)                                 Obtain from the General Contractor all required lien waivers and all other documentation as provided for herein or in the General Contract, and obtain payment and performance bonds from the General Contractor covering the performance of all the work described in this Agreement.

(h)                                 Consult with the Architect and Owner if the General Contractor or any contractor or subcontractor requests interpretations of the meaning and intent of the plans and specifications and assist in the resolution of any questions which may arise.

(i)                                     Assist in preparing such reports as may be reasonably required for the use of any public agency on the progress of construction.

(j)                                     Maintain construction cost reporting for the Project, using Owner’s standard chart of accounts and report format.

(k)                                  Arrange for the delivery and storage, protection and security of Owner- purchased materials, systems and equipment which are a part of the Project, until such items are incorporated into the Project.

(l)                                     On application for final payment by the General Contractor, cause a final inspection of the work by the Architect to be performed, assemble and deliver to Owner any written guaranties, releases, bonds and waivers, instruction books, diagrams and charts required by the appropriate contract documents, and issue an approval for final payment.

(m)                               Arrange for and assist the General Contractor in coordinating the installation of the public and private utilities with the appropriate utility companies on the most favorable terms and conditions obtainable at the time.

(n)                                 Coordinate the construction work with any activities of Owner on or about the Project site during the construction period, including coordinating the preparation and completion of punch list items.

(o)                                 Hold regular meetings to be attended by representatives of Architect, General Contractor and other key parties, and such special meetings as requested or required, and record and distribute minutes and decisions; also provide copies of meeting minutes to Owner.

(p)                                 Establish a monthly reporting system that covers major operations, cost, schedule, and marketing aspects of the Project, including:

(i)                                     Cost Status - a monthly cost status report for each major cost item in the Project, employing a format acceptable to Owner and tracking budget, estimate, amount contracted, change orders and estimated cost to complete.

(ii)                                  Payments Status - a monthly payments status report for each major cost item in the Project employing a format acceptable to Owner and track payments made and amounts yet to be paid and project monthly cash requirements and update projections periodically.

(iii)                               Project Status – a monthly narrative with executive summary, that outlines project progress during reporting periods, and projection for work to be commenced in next period.

(q)                                 Review (and cause the appropriate Consultants to review) all applicable building codes, environmental, zoning and land use laws and other applicable local, state and federal laws, regulations and ordinances concerning the development, use and operation of the Project or any portion thereof. The Developer shall make application for and seek to obtain and keep in full force and effect all necessary governmental approvals and permits, and shall endeavor to perform such acts as shall be reasonably necessary to effect compliance by the Owner with all laws, rules, ordinances, statutes, and regulations of any governmental authority applicable to the Project. Upon receipt of Owner’s written request, Developer shall seek to obtain any variances or rezoning of such portion of the Land as are necessary or appropriate to cause the Project to be in compliance with applicable codes, laws, regulations and ordinances. Developer shall coordinate and establish agreements with all necessary government agencies and utilities.

(r)                                    Establish and maintain a central file for all design, construction, and related contractual documents, including contracts, purchase orders and change orders.

(s)                                  Receive and confer with Owner regarding response to all notices, claims and pertinent correspondence, and provide Owner with three (3) close-out binders containing all warranties, guarantees, operating manuals and as-built drawings at Completion of the Project.

(t)                                    Make payment each month of expenditures authorized in the Final Development Budget, to the extent funds are made available therefor by Owner.

(u)                                 Perform such other additional development management functions as are commercially appropriate to complete the orderly and proper construction of the Project in accordance with the Development Plan, Development Budget and Final Project Schedule.

(v)                                 Maintain current and accurate records and reports with regard to the financing, development and progress of the Project.  Such records shall be maintained at the Developer’s principal place of business and shall be made available to the Owner at any reasonable time, during normal business hours, for review and inspection by the Owner.  Owner shall have the right at its sole cost and expense to make copies of any books and records applicable to the development of Project for Owner’s use and review.  If Owner shall notify Developer of either weaknesses in internal control or errors in record keeping, Developer shall correct such weaknesses or errors as soon as possible after they are disclosed to Developer.  Developer shall notify Owner in writing of the actions taken to correct such weaknesses or errors.

(w)                               Cause the General Contractor to comply with all Governmental Requirements (as hereinafter defined) relating to the Improvements and the Property including, but not limited to, all applicable environmental laws including the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act. As used herein, “Governmental Requirements” means final land development approval and all other permits and approvals required to commence and complete construction of the Project in accordance with the Plans and Specifications and all applicable statutes, ordinances, regulations, orders, rules, directives or contracts of any federal, state, municipal or other governmental or quasi-governmental board, agency, authority or body, including the preparation and submission of all necessary drawings, documents, information and comments (all of which shall be subject to Owner’s approval prior to submission to any governmental authority).

(x)                                   Review the General Contractors’ notice of substantial completion, the Punchlist initially prepare by the General Contractor and the Punchlist as revised by the Architect.  Together with Owner and Architect, Developer shall inspect the work.  Developer’s inspection shall be to determine whether substantial completion has been achieved and to verify the accuracy of the Punchlist.  Developer shall refuse to accept the work as substantially complete if Developer, Owner and Architect determine that the work has not been substantially completed.  If Owner, Developer and Architect agree that the work is substantially complete, Developer will coordinate the preparation by Architect of a certificate of substantial completion which shall establish the date of substantial completion of the work and shall fix the time within which the General Contractor shall complete the items on the Punchlist.  Developer shall use reasonable efforts to obtain the General Contractor’s written acceptance of the responsibilities assigned to General Contractor in such certificate.

(y)                                 If there is a construction loan on the Project, assist Owner in preparing and submitting to the construction lender draw requests in accordance with the documents evidencing and securing the construction loan and otherwise use reasonable efforts to ensure that construction of the Project is performed in compliance with the construction.

Section 2.8                                      Limitation on Expenditures.  Except for expenditures made and obligations incurred in accordance with the approved Final Development Budget for the Project, or otherwise approved in writing in advance by Owner, Developer shall not have the power or authority to make any expenditure or incur any expense or obligation on behalf of Owner in connection with development of the Project, except in the face of an emergency affecting the safety of persons or property in connection with the Project, and then only to the extent reasonably necessary during the period of such emergency.  In the event of an emergency, Developer shall notify Owner as soon as practicable of the existence of such emergency, the action taken by and the expense or obligation incurred by Developer with respect thereto.

Section 2.9                                      Employees.  Developer shall have in its employ at all times and at its sole expense, a sufficient number of capable employees with sufficient experience and knowledge to enable Developer to perform its duties hereunder.  All personnel used by Developer in the performance of its duties hereunder shall be qualifies by training and experience to perform their assigned tasks and shall maintain any and all necessary or appropriate licenses or permits in order to fulfill their responsibilities in connection with the performance of such work.  The individual development managers designated by Developer to be dedicated to the Project and who shall be principally responsible for performing the development management functions set forth in this Agreement shall be subject to the reasonable approval of Owner. Owner hereby acknowledges its approval of the following individuals as development managers principally responsible for performing the development management functions set forth herein:  Jeff Nelsen and Bill Sumski. Any substitute development manager shall also be subject to the reasonable approval of Owner. All persons employed by Developer in the performance of its responsibilities hereunder shall be exclusively controlled by and shall be employees of Developer and not of Owner, and Owner shall have no liability, responsibility or authority with respect thereto.

Section 2.10                                Funds for Construction.  Owner agrees that it will fund the amount of the construction, not to exceed the amount shown in the Final Development Budget as the same is modified by written change orders approved in writing by Owner.

Section 2.11                                Ownership of Information and Materials.  As between Owner and Developer, Owner shall have the right to use, without further compensation to Developer, all written data and information generated by or for Developer in connection with the Project or supplied to Developer by Owner or Owner’s contractors or agents, and all drawings, plans, books, records, contracts, agreements and all other documents and writings in its possession relating to its services or the Project.  Such data and information shall at all times be the property of Owner, and upon request of Owner, Developer shall deliver to Owner any such data and information in the possession of under the control of Developer. Developer agrees, for itself and all persons retained or employed by Developer in performing its services, to hold in confidence and not to use or disclose to others any confidential or proprietary information of Owner which is heretofore or hereafter disclosed to Developer or any such persons and which is designated by Owner as confidential and proprietary, including but not limited to any proprietary or confidential data, information, plans, programs, plants, processes, equipment, costs, operations, tenants or customers which may come within the knowledge of Developer or any such persons in the performance of, or as a result of, its services, except where (a) Owner specifically authorizes Developer to disclose any of the foregoing to others or such disclosure reasonably results from the performance of Developer’s duties hereunder, or (b) such written data or information shall have theretofore been made publicly available by parties other than Developer or any such persons, or (c) Developer is required by law to disclose such information (provided that in such case Developer shall give Owner prior notice of the request for disclosure and shall cooperate with Owner in obtaining a protective order or other remedy at Owner’s expense).

Section 2.12                                Hazardous Substances.  Developer shall exercise such efforts as are exercised by other prudent developers of similar property to prevent any Hazardous Substances from being deposited, stored, disposed, placed, generated, manufactured, buried, refined, transported, treated, discharged, handled or located on the Land or Improvements, except as may be specifically authorized by Owner of this Agreement.  In connection with any such Hazardous Substances so authorized, Developer shall exercise reasonable best efforts to confirm that any such authorized activity with respect to Hazardous Substances is conducted in accordance with applicable Governmental Requirements and the terms and conditions of any such authorization by Owner.  The term “Hazardous Substances” includes (a) any chemical, material, element, compound, solution, mixture, substance or other matter of any kind whatsoever which is defined, classified, listed, designated or regulated as hazardous, toxic or radioactive by any federal statute, ordinance, regulation, order, rule or directive, or any statute, ordinance, regulation, order, rule or directive of the State of Colorado, any political subdivisions of that state, any township or municipal corporation of the state, or any board, agency, authority or body associated with any of the foregoing or any quasi-governmental body or agency with jurisdiction over such matters; (b) PCBs or asbestos or materials containing PCBs or asbestos; (c) petroleum and petroleum-based chemicals and substances; and (d) urea formaldehyde.  Owner authorizes Developer to allow a contractor engaged in construction to temporarily use or store Hazardous Substances where (i) such Hazardous Substances are reasonably required for an area in quantities appropriate to the performance of the contractors’ work; (ii) the use and storage of such Hazardous substances is in conformity with all applicable requirements; (iii) the contractor agrees to indemnify Owner and Developer for all liability resulting therefrom; and (iv) Developer exercises reasonable oversight over the contractors’ compliance with clauses (i) and (ii).

Section 2.13                                Payment for Materials.  Notwithstanding anything contained herein to the contrary, no amount shall be paid to Developer for materials delivered but not yet incorporated into the Project unless Owner and Project Lender receives (a) bills of sale or other evidence to the passage of title of such materials to Owner, subject only to payment, (b) evidence that the materials ate insured under applicable casualty insurance policies, and (c) evidence that such materials are securely stored at the Property.  In the event of any conflict between this Section 2.13 and the terms and conditions of Owner’s agreements with the Project Lender, the latter shall control.

Section 2.14           Completion.

(a)           Developer shall use its reasonable efforts to cause Completion (as hereinafter defined) of the Project to occur on or before the final completion date set forth in the Project Schedule.

(b)           For purposes of this Agreement, the “Completion” of the Project shall be deemed to have occurred on such date as all the following conditions are fulfilled:

(i)            The Project has been completed in substantial accordance with the plans and specifications for the Project (as same have been approved by Owner) and all punchlist items have been completed.

(ii)           Owner has been delivered a true and correct copy of an affidavit of the General Contractor in respect of the Project setting forth the following:

(A)          That the General Contractor has been paid in full for all work relating to the Project performed through the date of the affidavit;

(B)           That the General Contractor has paid all subcontractors, suppliers and other vendors in full for all amounts due through the date of the affidavit;

(C)           That the work on the Project through the date of the affidavit has been performed in substantial accordance with the Project plans and specifications approved by Owner;

(iii)                               Owner and any escrowee under any construction escrow created in relation to the Project have received the General Contractor’s final lien waiver on a form to be reasonably approved by Owner, which among other things waives and releases all lien rights and any claims the General Contractor may have with respect to the Owner or the Project and related improvements;

(iv)                              Developer has delivered to Owner, at the expense of Owner, an endorsement to owner’s policy of title insurance insuring against mechanics’ or materialmen’s liens affecting the Project;

(v)                                 Developer has delivered to Owner a sworn certification by Developer that it is not aware of any matter contained in the General Contractor’s sworn statement required above that is incorrect,

(vi)                              Developer has delivered to Owner a Certificate of Substantial Completion from the Architect on the form promulgated by the AIA in respect of the Project;

(vii)                           Developer has delivered to Owner a certificate of occupancy for the Project (or similar governmental approval) allowing unconditional occupancy of the Project for its intended purpose;

(viii)                        Developer has delivered to Owner three (3) binders with all warranties, guaranties, operating manuals and similar closeout documents concerning the improvements required by the plans and specifications for the Project;

(ix)                                Developer has otherwise complied with the provisions of this Agreement relative to the Project and is not in default hereunder.

ARTICLE 3
COMPENSATION

Section 3.1                                      Development Fee.  For all services rendered in connection with the development of the Project pursuant to Article 2, Developer shall be paid a fee (the “Development Fee”) equal to three percent (3%) of all approved Designated Construction Costs (as defined in Exhibit E attached hereto); provided, however, that the Development Fee shall be subject to possible reduction as set forth in Section 3.2 below. The Development Fee shall be paid according to the schedule set forth on Exhibit F attached hereto, subject to the provisions of Section 3.2 below. The Development Fee shall be Developer’s full and complete compensation for the performance of duties, services, efforts and/or activities in connection with the development of the Project, whether or not enumerated in Article 2.  Developer shall not be entitled to payment for or reimbursement of any costs or expenses incurred in the performance of the services under Article 2 or otherwise in connection with the development of the Project, except as expressly set forth in this Agreement or the Final Development Budget.

Section 3.2                                      Adjustment to Development Fee.  Upon the date of Completion, a determination shall be made as to whether the Development Fee should be reduced.  If the

Designated Construction Costs incurred to complete the Project exceed the Designated Construction Costs set forth in the Final Development Budget, or if the date of Completion is later than the date of Completion projected in the Final Project Schedule (excluding delays caused by Force Majeure Events, delays requested by the General Contractor and approved by Owner, and delays resulting from change orders initiated by Owner), then the Development Fee shall be reduced in the manner set forth in Exhibit G attached hereto and made a part hereof.

Section 3.3                                      No Other Compensation.  Other than the Development Fee, Developer shall be entitled to no compensation under this Agreement, nor will Developer be entitled to any reimbursement of expenses except as expressly set forth in this Agreement or the Final Development Budget.  Without limiting the generality of the preceding sentence, it is specifically agreed that, except as expressly set forth in the Final Development Budget, Developer will not be entitled to reimbursement for (a) Developer’s overhead and general expenses; (b) the salary and wages, payroll taxes, insurance, workers’ compensation and other benefits of any employees of Developer; (c) the cost of forms, papers, ledgers and other supplies and equipment used in the Developer’s office; (d) the cost of electronic data processing or computer services that Developer may elect to incur in the performance its duties under this Agreement; (e) the cost of office equipment acquired by Developer to enable it to perform its duties hereunder; (f) the cost of advances made to employees of Developer; (g) the cost of travel and lodging by Developer’s employees and agents, unless included in the Final Development Budget or otherwise approved in writing by Owner (it being agreed that Owner shall allow Developer a reasonable allowance for travel expenses); (h) costs arising from the fault or negligence of Developer, and (i) costs Developer is prohibited from incurring with respect to the Project pursuant to Section 2.6(d)

ARTICLE 4
INSURANCE AND INDEMNITY

Section 4.1                                      Insurance Requirements.  Throughout the term of this Agreement, insurance with respect to the Project shall be carried and maintained in force in accordance with the provisions contained in Exhibit H attached hereto and made a part hereof, with the premiums and other costs and expenses for such required insurance to be borne as provided in Exhibit H.

Section 4.2                                      Indemnity.  Subject to Section 4.3, Developer shall indemnify, defend and hold Owner and its owners, officers, employees and agents harmless from and against any and all costs, expenses, attorneys’ fees, suits, liabilities, damages, or claims for damages, in any way relating to the management of the Project by Developer and arising out of or in connection with the negligence or willful misconduct of Developer or Developer’s failure or refusal to comply with or abide by or perform its obligations set forth in this Agreement. Subject to Section 4.3, Owner shall indemnify, defend and hold Developer and its owners, officers, employees and agents harmless from and against all costs, expenses, attorneys’ fees, suits, liabilities, damages, or claims for damages arising out of or in connection with the negligence or willful misconduct of Owner or Owner’s failure or refusal to comply with or abide by or perform its obligations set forth in this Agreement. The indemnities set forth in this Section 4.2 shall survive the termination of this Agreement, but shall lapse and be of no further effect unless a claim is made thereunder in a court of competent jurisdiction within the applicable period of limitations provided under Texas law.

Section 4.3                                      Waiver of Subrogation.  OWNER, ON BEHALF OF ITSELF AND ITS INSURERS, WAIVES ITS RIGHTS OF RECOVERY AGAINST DEVELOPER OR DEVELOPER’S PARTNERS AND THEIR RESPECTIVE OFFICERS, DIRECTORS AND EMPLOYEES, FOR DAMAGES SUSTAINED BY OWNER AS A RESULT OF ANY DAMAGE TO ANY PROPERTY OR ANY INJURY TO PERSONS ARISING FROM ANY RISK OR PERIL GENERALLY COVERED OR COVERABLE BY ANY INSURANCE POLICY ACTUALLY CARRIED BY OR REQUIRED TO BE CARRIED BY OWNER PURSUANT TO THE TERMS OF THIS AGREEMENT, REGARDLESS OF CAUSE, INCLUDING NEGLIGENCE; AND OWNER AGREES THAT NO PARTY SHALL HAVE ANY SUCH RIGHT OF RECOVERY BY WAY OF SUBROGATION OR ASSIGNMENT.  DEVELOPER, ON BEHALF OF ITSELF AND ITS INSURERS, WAIVES ITS RIGHTS OF RECOVERY AGAINST OWNER AND OWNER’S PARTNERS AND THEIR RESPECTIVE OFFICERS, DIRECTORS AND EMPLOYEES, FOR DAMAGES SUSTAINED BY DEVELOPER AS A RESULT OF ANY DAMAGE TO ANY PROPERTY OR ANY INJURY TO PERSONS ARISING FROM ANY RISK OR PERIL GENERALLY COVERED OR COVERABLE BY ANY INSURANCE POLICY ACTUALLY CARRIED BY OR REQUIRED TO BE CARRIED BY DEVELOPER PURSUANT TO THE TERMS OF THIS AGREEMENT, REGARDLESS OF CAUSE, INCLUDING NEGLIGENCE; AND DEVELOPER AGREES THAT NO PARTY SHALL HAVE ANY SUCH RIGHT OF RECOVERY BY WAY OF SUBROGATION OR ASSIGNMENT.  OWNER AND DEVELOPER SHALL EACH NOTIFY THEIR RESPECTIVE INSURANCE CARRIERS OF THE MUTUAL WAIVERS HEREIN CONTAINED AND SHALL CAUSE THEIR RESPECTIVE INSURANCE POLICIES REQUIRED HEREUNDER TO BE ENDORSED, IF NECESSARY, TO PREVENT ANY INVALIDATION OF COVERAGE AS A RESULT OF THE MUTUAL WAIVERS HEREIN CONTAINED AND SHALL CAUSE THEIR RESPECTIVE INSURANCE POLICIES REQUIRED HEREUNDER TO BE ENDORSED, IF NECESSARY, TO PREVENT ANY INVALIDATION OF COVERAGE AS A RESULT OF THE MUTUAL WAIVERS HEREIN CONTAINED.

Section 4.4                                      Non-Recourse Liability.  The liability of Owner for the payment of all sums which may be owed to Developer under this Agreement and for the performance of all other obligations of Owner to Developer under this Agreement shall be limited to Owner’s interest in the Project and the proceeds thereof.  Neither Owner nor any of the constituent partners or members of Owner or any partners or members, shareholders, officers, directors, beneficiaries or trustees of the constituent partners or members of Owner shall be personally liable for the payment of any sums or the performance of any other obligations to Developer.

ARTICLE 5
TERM AND TERMINATION

Section 5.1                                      Term.  Developer shall manage the development of the Project as herein specified until Completion (as hereinafter defined) of the Project; provided, however, if any remedial work to be performed by the General Contractor (as hereinafter defined) following the Completion of the Project has not been completed, the term of this Agreement shall be extended until the date on which any remedial work required to be performed by the General Contractor following completion of the Project shall be so performed and accepted by Owner.

Section 5.2                                      Termination by Owner.  Notwithstanding anything contained in this Agreement to the contrary, Owner may terminate this Agreement if one or more of the following events shall occur:

(a)                                  the filing by Developer of a voluntary petition in bankruptcy, the filing by a creditor of an involuntary petition in bankruptcy which is not dismissed within sixty (60) days, the adjudication of Developer as bankrupt or insolvent, the filing by Developer of any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, assignment for the benefit of creditors, or similar relief for debtors;

(b)                                 a failure by Developer to pay any amounts or monetary obligations due and owing to Owner which is not cured within three (3) business days following receipt of written notice by Owner specifying such default;

(c)                                  Completion of the Project is delayed (or in Owner’s reasonable judgment will be delayed) beyond the scheduled date of Completion set forth in the Final Project Schedule, and/or the costs of the Project exceed (or in Owner’s reasonable judgment will exceed) the amount set forth in the Final Development Budget to such an extent that the Development Fee will be decreased by an amount equal to thirty percent (30%) of the budgeted Development Fee pursuant to the provisions of Exhibit G;

(d)                                 a good faith determination by Owner that Developer is not developing the Project in a manner satisfactory to Owner, provided that (i) Owner shall have notified Developer in writing of such dissatisfaction, and (ii) Developer shall have failed to cure Owner’s dissatisfaction within sixty (60) days after the giving of such notice;

(e)                                  a good faith determination by Owner, after a review of the status of the Project and a review of current market conditions, that completion of the Project is not economically feasible;

(f)                                    a material default by Developer under this Agreement that is not cured within thirty (30) days following receipt of written notice from Owner specifying the default; provided, however, that if such default cannot be cured within such thirty (30) day period through the use of diligent efforts, such period shall be extended for an additional thirty (30) days; provided, further, that if Developer promptly commences such cure and thereafter diligently prosecutes such cure but is unable to complete such cure within the aforesaid two thirty (30) day periods, Developer shall be afforded an additional thirty (30) days to complete such cure.

(g)                                 Owner sells the Property, at Owner’s election.

(h)                                 Cordillera Partners, LLC, a Delaware limited liability company and an affiliate of Developer (“CP Investor”), defaults in any of its obligations under that certain Limited Liability Company Agreement of Behringer Harvard Cordillera, LLC dated as of May 10, 2007 (the “Owner LLC Agreement”), and such default is not cured within any applicable notice or grace period; provided, however, that for purposes of this Section 5.2(h), the failure of CP Investor to make a capital contribution to Owner shall not be considered such a default..

(i)                                     CP Investor ceases to own any interest in Owner.

Section 5.3                                      Termination by Developer.  Developer may terminate this Agreement if one or more of the following events shall occur:

(a)                                  a failure by Owner to pay any amounts or monetary obligations due and owing to Developer which is not cured within three (3) business days following receipt of written notice by Developer specifying such default;

(b)                                 a material default by Owner under this Agreement that is not cured within thirty (30) days following receipt of written notice from Developer specifying the default; provided, however, that if such default cannot be cured within such thirty (30) day period through the use of diligent efforts, such period shall be extended for an additional thirty (30) days; provided, further, that if Owner promptly commences such cure and thereafter diligently prosecutes such cure but is unable to complete such cure within the aforesaid two thirty (30) day periods, Owner shall be afforded an additional thirty (30) days to complete such cure.

Section 5.4                                      Additional Remedies.  If either party defaults in the performance of any of its obligations hereunder and such default continues beyond the applicable notice and cure periods as set forth in Section 5.1, then the non-defaulting party may pursue all other rights, remedies and recourses available at law.  Enforcement of the provisions of this Article 5 shall not diminish Developer’s obligations under Article 6.

ARTICLE 6
DUTIES UPON TERMINATION OR EXPIRATION

Section 6.1                                      Developer’s Duties.  Upon termination or expiration of this Agreement, Developer shall, within five (5) business days thereafter, deliver to Owner complete copies of all books and records maintained by Developer for the Project.

Section 6.2                                      Owner’s Duties.  Owner shall compensate Developer for all fees earned hereunder through the date of termination promptly following the delivery of the information called for in Section 6.1, subject to any claims Owner may have arising out of Developer’s default in performance hereunder.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

Section 7.1                                      Developer’s Representations and Warranties.  Developer hereby represents and warrants to Owner as of the date hereof as follows:

(a)                                  Developer is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is authorized to conduct business in the State of Colorado.  Developer has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action, corporate or otherwise, to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Developer enforceable in accordance with its terms, subject to creditor’s rights, bankruptcy and any other equitable principles. The execution and delivery of this Agreement by the party signing on behalf of Developer has been duly authorized.  No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement.

(b)                                 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Developer do not and will not conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the assets of Developer by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Developer is a party or which is or purports to be binding upon Developer or which otherwise affects Developer, or which otherwise will not be discharged, assumed or released.  No action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Developer in accordance with its terms.

(c)                                  There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated or filed by Developer or pending against Developer.

(d)                                 All authorizations required to be obtained from, and all registrations, declarations and filings, if any, required to be made with, all governmental authorities and all other persons or entities to permit Developer to execute and deliver this Agreement have been obtained.

(e)                                  There are no claims, actions, litigation, judgments, rulings, suits or proceedings actual, pending, or, to the best of Developer’s knowledge, threatened, including, without limitation, bankruptcy or other insolvency proceedings, by or against Developer which, if determined adversely to Developer, would materially adversely affect Developer’s ability to perform its obligations under this Agreement.

(f)                                    Developer is possessed of sufficient skill, qualifications, experience, expertise and capability to perform its obligations hereunder, shall maintain adequate personnel, manpower, capital, equipment and facilities to perform its obligations hereunder, and holds any and all licenses, certificates, authorizations and registrations required to permit it to perform its obligations hereunder.

(g)                                 Developer represents that it is knowledgeable and experienced in the development and construction management of property similar to the Project.

Section 7.2             Owner’s Representations and Warranties.  Owner hereby represents and warrants to Developer as of the date hereof:

(a)           Owner is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is authorized to conduct business in the State of Colorado.  Owner has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action, corporate or otherwise, to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Owner enforceable in accordance with its terms, subject to creditor’s rights, bankruptcy and any other equitable principles. The execution and delivery of this Agreement by the party signing on behalf of Owner has been duly authorized. No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement.

(b)           The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Owner do not and will not conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the assets of Owner by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Owner is a party or which is or purports to be binding upon Owner or which otherwise affects Owner, or which otherwise will not be discharged, assumed or released. No action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Owner in accordance with its terms.

(c)           There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated or filed by Owner or pending against Owner.

(d)           All authorizations required to be obtained from, and all registrations, declarations and filings, if any, required to be made with, all governmental authorities and all other persons or entities to permit Owner to execute and deliver this Agreement have been obtained.

(e)           There are no claims, actions, litigation, judgments, rulings, suits or proceedings actual, pending, or, to the best of Owner’s knowledge, threatened, including, without limitation, bankruptcy or other insolvency proceedings, by or against Owner which, if determined adversely to Owner, would materially adversely affect Owner’s ability to perform its obligations under this Agreement;

ARTICLE 8
MISCELLANEOUS PROVISIONS

Section 8.1             Notices.  All notices given hereunder shall be made in writing and given to the addressee at the address specified on the signature pages hereof.  Notices may be given by certified mail, return receipt requested, by hand delivery, or by facsimile transfer (with receipt confirmation) and shall be effective upon receipt at the address of the addressee.

Section 8.2             Assignment.  Developer may not assign its rights nor delegate its duties hereunder without the prior written consent of Owner.  Developer’s assignment in contravention of this Section shall be null and void.  Any permitted assignment by Developer shall not relieve Developer of any of its obligations hereunder.  Owner shall have the right to assign its rights and duties under this Agreement without the consent of Developer.

Section 8.3             Waiver of Lien Claims.  Developer hereby waives any and all rights it may now or hereafter have to assert a lien (whether constitutional, statutory, conferred by common law or arising in any other manner) against the Project or any part thereof.

Section 8.4             Lender Requirements.  In the event that a mortgagee of the Project (a “Project Lender”) requests that Developer execute a document in connection with a loan to Owner, Developer will respond to such request promptly and will not unreasonably withhold its consent to and execution of such document. Without limiting the generality of the preceding sentence, Developer agrees that it will execute and deliver the following documents within five (5) days after request therefor: (a) an agreement that a Project Lender may terminate this Agreement if a default occurs in respect of the loan secured by the Project; (b) an estoppel certificate certifying that this Agreement is in full force and effect and containing such other certifications as may be reasonably requested; (c) an agreement subordinating this Agreement and the fees payable to Developer hereunder  to any mortgage or deed or trust held by a Project Lender; and (d) confirmation of the waiver by Developer of any right to assert a lien against the Project.  Developer shall use reasonable care to avoid any act or omission that, in the performance of its duties hereunder, shall in any way conflict with the terms of any mortgage documents in respect of the Project, provided that Developer has been furnished with copies of such mortgage documents. In addition, Developer agrees to conform its general policies and procedures to any commercially reasonable requirements of any Project Lender providing financing for the acquisition or construction of the Project.

Section 8.5             Force Majeure Events.  Except for obligations regarding the payment of money and the maintenance of insurance, whenever a period of time is herein prescribed for action to be taken by Owner or Developer, neither party shall be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to Force Majeure Events.  For purposes hereof, “Force Majeure Events” shall consist of abnormal weather patterns that affect critical path construction, acts (or the failure to act) by the other party to this Agreement, unforeseeable subsurface conditions, uncontrollable delay in issuance of permits, changes in governmental laws, enemy or hostile governmental action, civil commotion, and fire or other casualty.  The party seeking to excuse delay in performance by reason of a Force Majeure Event must, no later than the tenth (10th) day of the calendar month immediately following the calendar month in which such Force Majeure Event occurs, notify the other party thereof in writing, and of the cause or causes thereof.

Section 8.6             Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

Section 8.7             Time of Essence.  Time is of the essence of this Agreement.

Section 8.8             Compliance Amendments.  Reference is made to Behringer Harvard Opportunity Op I, LP, a Texas limited partnership (“BH REIT”), which owns a direct or indirect interest in Owner.  Notwithstanding anything contained herein to the contrary, in the event that legal counsel for Owner reasonably determines that an amendment to this Agreement is necessary or advisable in order for this Agreement to comply with applicable tax laws (including, without limitation, laws and regulations pertaining to real estate investment trusts), applicable securities laws, the offering documents pertaining to BH REIT or any Affiliate, or the Statement of Policy Regarding Real Estate Programs of the North American Securities Administrators Association, Inc., effective September 29, 1993, as amended, then Owner and Developer shall, within ten (10) business days after request from Owner, execute such an amendment; provided, however, that no such amendment may decrease the compensation to which Developer is entitled hereunder or materially increase Developer’s liabilities or obligations under this Agreement without Developer’s written consent.

Section 8.9             Entireties, Beneficiaries.  This Agreement represents the entire Agreement between Owner and Developer with regard to management of the Project and all prior agreements are superseded hereby.  This Agreement is for the sole benefit of Owner and Developer and no other party is benefited hereby.  This Agreement creates contractual rights only between Owner and Developer, and Developer has no lien rights in or to the Project.

Section 8.10           No Agency.  Developer and its agents shall all act as independent contractors in respect of Owner with regard to this Agreement.  All personnel and staff of Developer shall be and remain employees or agents of, or independent contractors with, Developer and not of or with Owner.  Developer shall at all times represent to third parties that the relationship of Developer to Owner, with regard to Developer’s duties under this Agreement, is that of independent contractor, and Developer and Owner shall not represent to any party that Developer and Owner are partners, co-venturers or principal and agent, or have any other relationship other than that of independent contractors with regard to this Agreement.  Developer’s authority to act on behalf of Owner will be strictly limited to that expressly delegated herein or in another written instrument executed by Owner.  In connection with adoption by Owner of its Business Plan (as such term is defined in the Owner LLC Agreement) and approval by Owner of the Final Development Plan, Final Development Budget and Final Project Schedule (as same may be amended from time to time, collectively, the “Plan”), Owner will delegate to Developer by written instrument certain authority consistent with the Plan, which may include, but will not necessarily be limited to, authority to perform the actions listed on Exhibit I attached hereto.

Section 8.11           Attorneys’ Fees.  Should either the Owner or the Developer employ an attorney or attorneys to enforce any of the terms and conditions of this Agreement, or to protect any right or interest created or evidenced hereby, the losing party shall pay the party obtaining final, unappealable judgment all reasonable costs, damages and expenses, including reasonable attorneys’ fees and expenses incurred by the prevailing party.

Section 8.12           No Waiver.  The failure of either party to seek redress for violation, or to insist upon the strict performance of any covenant, agreement, provision or condition of this Agreement shall not constitute a waiver of such strict performance and the parties shall have all remedies provided in this Agreement and by applicable law with respect to any subsequent act which would he originally constituted a violation.

Section 8.13           Entire Agreement.  This Agreement embodies the entire understanding of the parties and supersedes all prior agreements and understandings and there are no further agreements or understandings, written or oral, in effect between the parties relating to the subject matter of this Agreement.

Section 8.14           Severability.  If one or more of the provisions of this Agreement or any application of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application of such provisions shall in no way be affected or impaired.

Section 8.15           Amendments.  This Agreement may be amended, from time to time, only with the written consent of both Owner and Developer.

Section 8.16           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

Section 8.17           Additional Acts.  In connection with this Agreement, as well as all transactions contemplated by this Agreement, Owner and Developer each agree to execute and deliver such additional documents and instruments and take all such necessary action and perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions; provided, however, this Agreement may be modified only in accordance with the terms hereof.

Section 8.18           Exhibits.  All exhibits referred to herein shall be considered a part of this Agreement as fully as if and with the same force and effect as if such exhibit had been included herein in full.

Section 8.19           Limitation of Liability.  Any liability of Owner to Developer (or any person or entity claiming by, through or under Developer) for any default by Owner under this Agreement or any matter relating to this Agreement shall be limited to Developer’s actual direct, but not consequential, damages therefore.  Owner’s liability under this Agreement is limited to Owner’s interest in the Project, and if Owner is comprised of more than one entity, the liability of each entity comprising Owner shall be several only (not joint) based upon such entity’s proportionate share of ownership in the Project.

Section 8.20           Confidentiality.  Developer will keep confidential (a) the terms of this Agreement, and (b) all written and verbal negotiations and communications with Owner in connection with this Agreement (collectively, “Confidential Information”), and Developer will not disclose or make available any Confidential Information to any other person or entity, except to Developer’s accountants, brokers, attorneys, and other agents for the purpose of providing advice to Developer in connection with the Confidential Information and who agree to preserve the confidential nature of the Confidential Information.

Section 8.21           Authority of Developer.  Developer shall have no right or authority, express or implied, to commit or otherwise obligate Owner in any manner whatsoever except to the extent specifically provided herein or specifically authorized in writing by Owner.

Section 8.22           Licenses.  Developer represents and warrants that (a) it has all the requisite licenses and other approvals required by law to carry out its duties hereunder; or (b) it will affect the services requiring such licenses through duly licensed agents and subcontractors who are affiliates of Developer that have all requisite licenses and authority to carry out such services.  Developer shall, at its own expense, qualify to do business and obtain and maintain such licenses as may be required for the performance by Developer of its services.

Section 8.23           Non-Discrimination Policy.  Developer agrees that it will not deny the benefits of this Agreement to any person, nor discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin, age or any other applicable protected classification.  Developer will take affirmative action to insure that the evaluation and treatment of employees ate free from such discrimination.  Developer, unless exempt, further agrees to abide by the terms of all applicable Federal, state and local non-discrimination provisions, including but not limited to 41 CFR Sec. 60-1.4, such non-discrimination provisions being incorporated herein by reference.  Developer shall include this non-discrimination clause in all contracts and subcontracts to perform work under this Agreement and will notify all labor organizations with which it has a collective bargaining agreements of the obligations hereunder.

Section 8.24           Waiver of Jury Trial.  Developer and Owner each hereby waives trial by jury in any action arising out of matters related to this Agreement, which waiver is informed and voluntary.

Section 8.25           Dispute Resolution.  The parties hereto have agreed to submit disputes to mandatory arbitration in accordance with the provisions of this Section 8.25.  Each party waives the right to commence an action in connection with this Agreement in any court and expressly agrees to be bound by the decision of the arbitrator determined in this Section 8.25; provided, however, the waiver in this Section 8.25 will not prevent the other party from commencing an action in any court for the sole purposes of enforcing the obligation of the other party to submit to binding arbitration or the enforcement of an award granted by arbitration herein.  Notwithstanding the foregoing, prior to submitting any dispute hereunder to arbitration, each party shall first attempt in good faith, for thirty (30) days after the first notice given under this Agreement regarding such dispute, to resolve any such dispute promptly by negotiation between executives of each party who have authority to settle the dispute, which shall include an in-person meeting between such executives in Dallas, Texas.

(a)           Any dispute between the parties as to the interpretation of any provision of this Agreement or the rights and obligations of any party hereunder shall be resolved through binding arbitration as hereinafter provided in Denver, Colorado.

(b)           If arbitration is required to resolve a dispute between the parties, a panel of three (3) arbitrators shall be convened.  Each party hereto shall each select one (1) arbitrator with at least five (5) years experience in commercial real estate in general and hotel operation in particular, and those two (2) arbitrators shall by agreement select a third arbitrator having recognized expertise and at least five (5) years experience in commercial real estate in general and hotel operation in particular.

(c)           The arbitrators selected pursuant to Section 8.25(b) above will establish the rules for proceeding with the arbitration of the dispute, which will be binding upon all parties to the arbitration proceeding. The arbitrators may use the rules of the American Arbitration Association for commercial arbitration but are encouraged to adopt the rules the arbitrators deem appropriate to accomplish the arbitration in the quickest and least expensive manner possible. Accordingly, the arbitrators may (i) dispense with any formal rules of evidence and allow hearsay testimony so as to limit the number of witnesses required, (ii) minimize discovery procedures as the arbitrators deem appropriate, (iii) limit the time for presentation of any party’s case as well as the amount of information or number of witnesses to be presented in connection with any hearing, and (iv) impose any other rules which the arbitrators believe appropriate to effect a resolution of the dispute as quickly and inexpensively as possible. In any event, the arbitrators (A) shall permit each side no more than two (2) depositions (including any deposition of experts), which depositions may not exceed four (4) hours each, one set of 10 interrogatories (inclusive of sub-parts) and one set of five (5) document requests (inclusive of sub-parts); (B) shall not permit any requests for admissions; (C) shall limit the hearing, if any, to two (2) days; and (D) shall render their decision within sixty (60) days of the filing of the arbitration.

(d)           The arbitrators will have the exclusive authority to determine and award costs of arbitration and the costs incurred by any party for its attorneys, advisors and consultants.

(e)           Any award made by the arbitrators shall be binding on the parties and all parties to the arbitration and shall be enforceable to the fullest extent of the law.

(f)            In reaching any determination or award, the arbitrators will apply the laws of the state of Texas. Except as permitted under Section 8.25(d) above, the arbitrators’ award will be limited to actual damages and will not include consequential, special, punitive or exemplary damages. Nothing. contained in this Agreement will be deemed to give the arbitrators any authority, power or right to alter, change, amend, modify, add to or subtract from any of the provisions of this Agreement. All privileges under state and federal law, including, without limitation, attorney-client, work product and party communication privileges, shall be preserved and protected. All experts engaged by a party must be disclosed to the other party within fourteen (14) days after the date of notice and demand for arbitration is given.

(g)           Notwithstanding any provision of this Agreement to the contrary, any party may seek injunctive relief or other form of ancillary relief at any time from any court of competent jurisdiction in Denver, Colorado. In the event that a dispute or controversy requires emergency relief before the matter may be resolved under the arbitration procedures of this
Section 8.25, notwithstanding the fact that any court of competent jurisdiction may enter an order providing for injunctive or other form of ancillary relief, the parties expressly agree that such arbitration procedures will still govern the ultimate resolution of that portion of the dispute or controversy not resolved pursuant to said court order.

[Signature Page Follows]

Executed effective as of the date written above.

OWNER:

BEHRINGER HARVARD CORDILLERA, LLC,
a Delaware limited liability company

By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President

Address:	15601 Dallas Parkway, Suite 600
Addison, Texas 75001

DEVELOPER:

TP CORDILLERA LLC,
a Delaware limited liability company

By:	/s/ Jefford S. Nelsen
Jefford S. Nelsen
Member

Address:	560 Townsend St., 7th Floor
San Francisco, California 94107

EXHIBIT A

LEGAL DESCRIPTION

Legal Description of Lodge and Spa Real Property

LOT 1, ACCORDING TO THE “AMENDED FINAL PLAT, LOT 36, CORDILLERA SUBDIVISION, FILING NO. 1 & NO. 2; LOT 1, FILING NO. 1, CORDILLERA SUBDIVISION, FILING NO. 1 & NO. 2; AND TRACT X, CORDILLERA SUBDIVISION FILING NO. 3”, RECORDED JANUARY 14, 2003 AT RECEPTION NO. 820221, COUNTY OF EAGLE, STATE OF COLORADO.

Legal Description of Village Center Real Property

TRACT X, “AMENDED FINAL PLAT, LOT 36, CORDILLERA SUBDIVISION, FILING NO. 1 & NO. 2; LOT 1, FILING NO. 1, CORDILLERA SUBDIVISION, FILING NO. 1 & NO. 2; AND TRACT X, CORDILLERA SUBDIVISION, FILING NO. 3”, RECORDED JANUARY 14, 2003 AT RECEPTION NO. 820221, COUNTY OF EAGLE, STATE OF COLORADO.

TOGETHER WITH EASEMENTS AND BENEFITS AS DESCRIBED IN AMENDED AND RESTATED DECLARATION OF PROTECTIVE COVENANTS RECORDED MAY 12, 1993 IN BOOK 608 AT PAGE 785 AND SECOND AMENDMENT THERETO RECORDED MAY 11, 1998 AT RECEPTION NO. 655728, AFFIDAVIT OF CLARIFICATION RECORDED MAY 10, 1995 IN BOOK 663 AT PAGE 72, COUNTY OF EAGLE, STATE OF COLORADO.

TOGETHER WITH NONEXCLUSIVE INGRESS AND EGRESS EASEMENTS RESERVED PURSUANT TO THE QUITCLAIM DEEDS RECORDED APRIL 21, 2003 AT RECEPTION NO. 830524, 830525, 830526, 830527, 830528, 830529 AND 830530, COUNTY OF EAGLE, STATE OF COLORADO.

A-1

Legal Description of Cordillera Mountain Club

CONDOMINIUM UNIT 333-C, THE STRAWBERRY PARK CONDOMINIUMS, IN ACCORDANCE WITH AND SUBJECT TO THE DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS OF THE STRAWBERRY PARK CONDOMINIUMS, RECORDED APRIL 3, 1989, IN BOOK 503 AT PAGE 354, AND AMENDMENT THERETO RECORDED APRIL 12, 1991 IN BOOK 551 AT PAGE 656, AND SECOND AMENDMENT THERETO RECORDED JUNE 4, 1992 IN BOOK 581 AT PAGE 544, AND RECORDED SEPTEMBER 25, 1992 IN BOOK 590 AT PAGE 185 AND MAP RECORDED ON APRIL 3, 1989 IN BOOK 503 AT PAGE 353.

FIRST STATEMENT OF INTENTION TO ANNEX ADDITIONAL CONDOMINIUM UNITS AND COMMON ELEMENTS AND SUPPLEMENT TO DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS OF STRAWBERRY PARK CONDOMINIUMS, RECORDED ON MAY 30, 1989 IN BOOK 507 AT PAGE 220, AND FIRST AMENDMENT THERETO RECORDED MAY 16, 1991 IN BOOK 554 AT PAGE 86, AND THE SUPPLEMENTAL CONDOMINIUM MAP RECORDED MAY 30, 1989 IN BOOK 507 AT PAGE 219, AND SECOND AMENDMENT THERETO RECORDED AUGUST 4, 1992 IN BOOK 586 AT PAGE 212, COUNTY OF EAGLE, STATE OF COLORADO.

TOGETHER WITH PARKING SPACE NOS. 67 AND 68 AS DEPICTED AND DESCRIBED ON THE MAPS REFERENCED ABOVE, WHICH PARKING SPACES SHALL BE LIMITED COMMON ELEMENTS APPURTENANT TO CONDOMINIUM UNIT NO. 333-C, THE STRAWBERRY PARK CONDOMINIUMS.

TOGETHER WITH BENEFITS AS CREATED BY THE BEAVER CREEK DECLARATION RECORDED DECEMBER 27, 1979 IN BOOK 296 AT PAGE 446 AND ANY AND ALL AMENDMENTS THERETO AND TOGETHER WITH BENEFITS AS CREATED BY THE STRAWBERRY PARK CONDOMINIUM DECLARATION RECORDED APRIL 3, 1989 IN BOOK 503 AT PAGE 354 AND ANY AND ALL SUPPLEMENTS AND AMENDMENTS THERETO

Legal Description of Grouse on the Green Real Property

TRACT F, CORDILLERA SUBDIVISION, FILING NO. 16, ACCORDING TO THE CORRECTION PLAT RECORDED NOVEMBER 21, 1994 IN BOOK 655 AT PAGE 562, COUNTY OF EAGLE, STATE OF COLORADO.

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EXHIBIT B

CONCEPTUAL DEVELOPMENT PLAN

Cordillera Lodge Hotel

Exhibit B

CONCEPTUAL DEVELOPMENT PLAN

Project Summary

Site and Building

Land Acreage	5.28
Building SF	82,291
Saleable SF	26,152
Total Units	56
Total Keys	56
Average Unit SF	467

Construction and Development Costs

Land Cost	$11,390,000
Hard Construction Costs	4,770,000
FF&E
Soft Costs	949,855
Total Construction/Development Costs	$17,109,855
Less Marketing Costs Paid from Sales Financing Costs	2,643,890
Total Project Costs	$19,753,745

Cash Flow

Unleveraged Project Cash Flow	$10,921,395
Leveraged Project Cash Flow	$8,277,505

Capitalization

Equity	$3,900,000	25%
Mezzanine Debt Construction Debt	$11,739,200	75%
	15,639,200

Sale of Asset
Year Sold	2010
Yearly NOI at Sale	$2,300,000
Cap Rate	8%

Total Sales Revenues	$28,750,000
Cost of Sales	718,750
Net Sales	$28,031,250

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EXHIBIT C

CONCEPTUAL DEVELOPMENT BUDGET

Cordillera Lodge Hotel

Construction Cost

		$/GSF @	$/SSF @	$/Unit @	Proposed	Development
		82,291 SF	26,152 SF	56 Units	Budget	Fee Cost

Land Cost		138.41	435.53	203,393	11,390,000	120,000
Land+Bldg Cost	Land Value Input	133.67	420.62	196,429	11,000,000
Land Due Diligence Costs	HVAC & H20 Study	0.18	0.57	268	15,000	15,000
Land Closing Costs	Legal	0.36	1.15	536	30,000	30,000
Extra
Ertra
Extra
Entitlement Costs	Permits, New Map	0.91	2.87	1,339	75,000	75,000
BH Asset Management Fee		3.28	10.32	4,821	270,000

Construction (Hard) Costs		57.97	182.40	85,179	4,770,000	4,770,000
Capital Improvements	Old Wing Roof	14.58	45.89	21,429	1,200,000	1,200,000
	Balconies	2.13	6.69	3,125	175,000	175,000
	HVAC 4 Pipe system	16.71	52.58	24,554	1,375,000	1,375,000
	Boiler Replacement	6.08	19.12	8,929	500,000	500,000
	Misc Upgrades - Rock Resorts	18.47	58.12	27,143	1,520,000	1,520,000

FF&E	New Case Goods and Refresh

Soft Costs		11.54	36.32	16,962	949,855	488,500
Architects/Consultants (% Hard Costs)		3.04	9.56	4,464	250,000	250,000
Operations - Startup, Monthly Shortfall, Misc		3.65	11.47	5,357	300,000
Legal	Estimate
Marketing (Fixed)	Estimate
Title Insurance - Upgrade over land prem Upgrade over land premium: $0.7/1000
Real Estate Taxes	$.12/$100 of land during precon & 55% land+hard costs during const
Owner’s Budget Contingency	5.00% of hard costs	2.90	9.12	4,259	238,500	238,500
Development Fee as % TPC	3.00% of total project costs less Financing, Sales & Marketing	1.37	4.32	2,017	112,949
Unit Sales Title & Escrow	$ Per Unit
Warranty Reserve	$ Per Unit
Insurance
Testing	Lump Sum Estimate
Deferred Development Fee	Included in FF&E	0.59	1.85	864	48,407
Blueprints/Messenger/Misc.	Lump Sum
Warranty Insurance per Unit	$ Per Unit Estimate

Total Construction Costs		207.92	654.25	305,533	17,109,855	5,378,500

Financing Costs		31.87	100.28	46,831	2,622,548
Construction Loan Interest		27.48	86.48	40,385	2,261,548
Debt and Equity Financing Fees		4.39	13.80	6,446	361,000

Total Project Costs		239.79	754.53	352,364	19,732,403

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EXHIBIT D

CONCEPTUAL PROJECT SCHEDULE

CORDILLERA

Months
		1 JUNE	2 JULY	3 AUG	4 SEPT	5 OCT	6 NOV	7 DEC	8 JAN	9 FEB	10 MAR	11 APR	12 MAY	13 JUNE	14 JULY	15 AUG	16 SEPT	17 OCT	18 NOV	19 DEC	20 JAN	21 FEB	22 MAR	23 APR	24 MAY	25 JUNE	26 JULY	27 AUG	28 SEPT	29 OCT	30 NOV	31 DEC
1	Phase 1A - 19 Units
2	Development
3	Design
4	Conceptual/Schematic
5	Const Drwgs/Permits
6	Construction
7	Sales
8	DRE Submittal
9	DRE Approval
9	Setup
10	Sales
11
12	Phase 1B- Lodge Renovations
13	Development
14	Design
15	Conceptual/Schematic
16	Const Drwgs/Permits					Design Build 4 Pipe, Boiler, Roof
17	Construction
18	4 Pipe system								Summer-Central Plant, Fall - Rooms
19	Roof		Repair					Renovate
19	Boilers		Redundancy					Replacement
20	Balconies		Weather Dependent
21	Misc Interior

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EXHIBIT E

DEFINITION OF DESIGNATED CONSTRUCTION COSTS

As used in this Agreement, the term “Designated Construction Costs” means the amounts identified as such on Exhibit E-1 attached hereto, to the extent that such costs are included in the Final Development Budget and actually spent. Acquisition costs of the Land, ad valorem and other taxes, the costs of insurance premiums, and debt service shall in all events be excluded from Designated Construction Costs.

Cordillera Lodge Hotel	Exhibit E-1

Construction Cost

						Designated
		$/GSF @	$/SSF @	$/Unit @	Proposed	Construction
		82,291 SF	26,152 SF	56 Units	Budget	Costs

Land Cost		138.41	435.53	203,393	11,390,000	120,000
Land+Bldg Cost	Land Value Input	133.67	420.62	196,429	11,000,000
Land Due Diligence Costs	HVAC & H20 Study	0.18	0.57	268	15,000	15,000
Land Closing Costs	Legal	0.36	1.15	536	30,000	30,000
Extra
Extra
Extra
Entitlement Costs	Permits, New Map	0.91	2.87	1,339	75,000	75,000
BH Asset Management Fee		3.28	10.32	4,821	270,000

Construction (Hard) Cost		57.97	182.40	85,179	4,770,000	4,770,000
Capital Improvements	Old Wing Roof	14.58	45.89	21,429	1,200,000	1,200,000
	Balconies	2.13	6.69	3,125	175,000	175,000
	HVAC 4 Pipe system	16.71	52.58	24,554	1,375,000	1,375,000
	Boiler Replacement	6.08	19.12	8,929	500,000	500,000
	Misc Upgrades - Rock Resorts	18.47	58.12	27,143	1,520,000	1,520,000

FF&E	New Case Goods and Refresh

Soft Cost		11.54	36.32	16,962	949,855	488,500
Architects/Consultants (% Hard Costs)		3.04	9.56	4,464	250,000	250,000
Operations - Startup, Monthly Shortfall, Misc		3.65	11.47	5,357	300,000
Legal	Estimate
Marketing (Fixed)	Estimate
Title Insurance - Upgrade over land prem Upgrade over land premium: $0.7/1000
Real Estate Taxes	$.12/$100 of Land during precon & 55% land+hard costs during const
Owner’s Budget Contingency	5.00% of hard costs	2.90	9.12	4,259	238,500	238,500
Development Fee as % TPC	3.00% of total project costs less Financing, Sales & Marketing	1.37	4.32	2,017	112,949
Unit Sales Title & Escrow	$ Per Unit
Warranty Reserve	$ Per Unit
Insurance
Testing	Lump Sum Estimate
Deferred Development Fee	Included in FF&E	0.59	1.85	864	48,407
Blueprints/Messenger/Misc.	Lump Sum
Warranty Insurance per Unit	$ Per Unit Estimate

Total Construction Costs		207.92	654.25	305,533	17,109,855	5,378,500

Financing Cost		31.87	100.28	46,831	2,622,548
Construction Loan Interest		27.48	86.48	40,385	2,261,548
Debt and Equity Financing Fees		4.39	13.80	6,446	361,000

Total Project Costs		239.79	754.53	352,364	19,732,403

E-1

EXHIBIT F

SCHEDULE FOR PAYMENT OF DEVELOPMENT FEE

Seventy percent (70%) of the Development Fee shall be funded in accordance with the following schedule.

Cordillera Lodge Hotel

Exhibit F

Schedule for Payment of Development Fee

70% of Fee   =       $ 112,949

June-07	$37,650
July-07	$37,650
August-07	$9,412
September-07	$9,412
October-07	$9,412
November-07	$9,412
$112,949

F-1

EXHIBIT G

REDUCTION IN DEVELOPMENT FEE

1.             Owner and Developer have agreed that seventy percent (70%) of the Development Fee shall be funded in accordance with the provisions of Exhibit F and that thirty percent (30%) of the Development Fee (the “Retained Development Fee”) shall be retained by Owner pending Completion and shall be subject to loss by Developer in accordance with the provisions of this Exhibit G.

2.             If the Designated Construction Costs incurred to complete the Project exceed the Designated Construction Costs set forth in the Final Development Budget, then the Development Fee shall be reduced as follows:

(a)           if the Designated Construction Costs incurred to complete the Project exceed the Designated Construction Costs set forth in the Final Development Budget by less than three percent (3%) of the budgeted Designated Construction Costs, then the Development Fee shall be reduced by the lesser of (i) the amount by which incurred Designated Construction Costs exceed the Designated Construction Costs set forth in the Final Development Budget, or (ii) seventeen percent (17%) of the Retained Development Fee;

(b)           if the Designated Construction Costs incurred to complete the Project exceed the Designated Construction Costs set forth in the Final Development Budget by three percent (3%) or more (but less than five percent (5%)) of the budgeted Designated Construction Costs, then the Development Fee shall be reduced by an amount equal to thirty four percent (34%) of the Retained Development Fee; and

(c)           if the Designated Construction Costs incurred to complete the Project exceed the Designated Construction Costs set forth in the Final Development Budget by five percent (5%) or more of the budgeted Designated Construction Costs, then the Development Fee shall be reduced by an amount equal to fifty percent (50%) of the Retained Development Fee.

3.             If the actual date of Completion extends beyond the date of Completion as projected in the Final Project Schedule (excluding delays caused by Force Majeure Events or delays resulting from change orders approved or deemed approved by Owner), then the Development Fee shall be reduced as follows:

(a)           if the actual date of Completion exceeds the projected Completion date by more than sixty (60) days (but less than ninety (90) days), then the Development Fee shall be reduced by seventeen percent (17%) of the Retained Development Fee;

(b)           if the actual date of Completion exceeds the projected Completion date by ninety (90) days or more (but less than one hundred twenty (120) days), then the Development Fee shall be reduced by fifty percent (50%) of the Retained Development Fee; and

G-1

(c)           if the actual date of Completion exceeds the projected Completion date by one hundred twenty (120) days or more, then the Development Fee shall be reduced by one hundred percent (100%) of the Retained Development Fee.

4.             Notwithstanding the foregoing provisions of this Exhibit G, in no event shall the aggregate decrease in the Development Fee pursuant to Sections 2 and 3 above exceed an amount equal to one hundred percent (100%) of the Retained Development Fee.

G-2

EXHIBIT H

INSURANCE REQUIREMENTS

I.              Owner’s Insurance Requirements.  Throughout the term of this Agreement, Owner shall carry or cause to be carried and maintained in force insurance described in paragraphs A and B below. The cost of such policies shall be at the sole cost and expense of Owner.

A.            Builder’s Risk.  An “All Risk” builder’s risk policy including coverage for collapse, flood, earthquake and installation risks written on a completed value basis in an amount not less than total replacement value of the Project under construction (less the value of such portions of the Project as are uninsurable under the policy, i.e., site preparation, abrading, paving, parking lots, etc., excepting, however, foundations and other undersurface installations subject to collapse or damage by other insured perils)

B.            Commercial General Liability.  This policy shall be written at a total limit of no less than $2,000,000 per occurrence and $5,000,000 aggregate.

C.            Automobile Liability.  This policy shall be written at a limit of no less than $1,000,000 combined single limit.

II.            Developer’s Insurance Requirements.  During the term of this Agreement, Developer agrees to carry and maintain in force, at Developer’s sole cost and expense:

A.            Worker’s Compensation and Employer’s Liability Insurance.  Statutory worker’s compensation and Employer’s Liability with a limit of no less than $1,000,000.

B.            Automobile Liability.  This policy shall be written at a limit of no less than $1,000,000 combined single limit.

C.            Commercial General and Products/Completed Operations Liability.  This policy shall be written at a total limit of no less than $2,000,000 per occurrence and $5,000,000 aggregate. Such insurance shall not exclude residential construction.

III.           Insurance Requirements for Architects and Engineers.  Developer shall require any architect or engineering firm employed by Owner to carry Professional Liability Insurance in an amount not less than $1,000,000 per occurrence.

IV            Insurance Requirements for All Contractors and Third Party Services.  Every contractor and all parties furnishing service to Owner and/or Developer must provide Owner and Developer prior to commencing work and at each renewal of such insurance hereafter, evidence of the following minimum insurance requirements. In no way do these minimum requirements limit the liability assumed elsewhere in this Development Agreement.  Owner and/or Developer reserve the right to purchase construction wrap-up insurance to replace the General Liability requirement listed in IV. B. and will notify all contractors if such purchase is made.

A.            Worker’s Compensation and Employers Liability.  Statutory worker’s compensation and Employer’s Liability with a limit of no less than $1,000,000.

H-1

B.            Commercial General and Products/Completed Operations Liability with the following minimum limits of liability: (i) Bodily Injury $1,000,000 each occurrence, $1,000,000 per project aggregate; (ii) Property Damage $1,000,000 each occurrence, $1,000,000 per project aggregate; (iii) Personal and Advertising Injury $1,000,000 each occurrence, $1,000,000 aggregate.  Such insurance shall not exclude residential construction or explosion, collapse, underground resources.  Contractor/subcontractor shall maintain such insurance for ten (10) years following completion of the Project.

C.            Comprehensive Automobile Liability, with the following limits of Liability: (i) Bodily Injury $1,000,000 each person, $1,000,000 each occurrence; (ii) Property damage $1,000,000 each occurrence.

D.            Umbrella Liability, with limits of not less than $2,000,000 per occurrence/$2,000,000 aggregate and shall be on a follow-form basis, without exclusion for residential construction or explosion, collapse, underground resources.  Contractor/subcontractor shall maintain such insurance for ten (10) years following completion of the Project.

V.            Additional Requirements.

A.            The General Contractor shall require the same minimum insurance requirements, as listed above, of all subcontractors, and these subcontractors shall also comply with the additional requirements listed below.

B.            All insurance coverages required as herein set forth, shall be at the sole cost and expense of contractor, subcontractor, or those providing third party services, and deductibles shall be assumed by, for the account of, and at their sole risk.

C.            Except where prohibited by law, all insurance policies shall contain provisions that the insurance companies waive the rights of recovery or subrogation against the Owner and Developer, their agents, servants, invitees, employees, tenants, affiliated companies, contractors, subcontractors, and their insurers.

D.            Developer shall be completely responsible for reporting to the appropriate insurance carriers and/or their agents all accidents involving injury to employees of any contractor, any member of the public or property damages, provided that Developer receives a report from the General Contractor regarding such accident or otherwise becomes aware of such accident.

E.             All insurance coverages required as herein set forth except Worker’s Compensation shall name Owner and Developer as additional insured and shall not be cancelled or materially changed without thirty (30) days prior written notice to Owner and Developer.

F.             Developer shall provide Owner with certificates of insurance or other satisfactory documentation which evidences that the insurance required under this Agreement is in full force and effect at all times.

H-2

EXHIBIT I

POTENTIAL DELEGATION ITEMS

1.                                       Authority to enter into contracts with third parties, as Owner’s agent, calling for total payments in an amount not to exceed the limit specified by Owner, including (without limitation) contracts with engineers and other consultants, as long as same fit within the goals of the Plan.

2.                                       Authority to represent, sign and obtain business licenses, building permits and special permits for permanent improvements, excluding permits required to be obtained directly by the various consultants and contractors on the Project.

3.                                       Authority to represent, sign and obtain approvals from authorities having jurisdiction over the Project, including planning, zoning and map approvals and all other entitlements required to execute the Plan.

4.                                       Authority to negotiate and disperse funds necessary for agreements with public bodies and utility companies for access, traffic control and utility services for the Project.

5.                                       Authority to coordinate and supervise all design/development aspects of the Project.  The parties acknowledge that the Plans, once created, are subject to revision.  Owner may delegate to Developer by written instrument the right to approve changes to the drawings and execute change orders that are not material changes and do not affect the Plan.

6.                                       Authority to initiate, facilitate and engage counsel to file any lawsuit involving a dispute of less than $500,000.

7.                                       Authority to facilitate and oversee the sale of any personal property so long as the sale meets the goals of the Plan.

8.                                       Authority to supervise all submittals to any lender or prospective lender and facilitate all required disbursements of development draws in accordance with the terms and conditions of any loan made with respect to the development of the Project.

9.                                       Authority to coordinate inspections (in cooperation with the Architect and the GC) required by municipal authorities, any lender and either of their respective agents, contractors, employees or designees relating to the overall construction of the Project, including, but not limited to, signing applications for building permits, approvals and certificates of occupancy, etc.

10.                                 Authority to facilitate, at Owner’s sole cost and expense (subject to limitations on amount imposed by Owner), Owner’s compliance with all legal requirements governing the construction of the Project, the terms and conditions of any loan with respect to the Project and the marketing and promotion of the Project.

I-1

11.                                 Authority to pay from the Operating Account, when due, all expenses, including without limitation taxes, assessments and other levies applicable to the Project, and deliver to the Owner reasonable proof of payment as soon as reasonably available after the due date thereof.  Should the Owner so elect, disbursements may be executed through a commercial lender pursuant to said lender’s disbursement policies.

12.                                 Authority to maintain records, books and accounts with respect to the Project, which records shall be subject to examination by Owner or its authorized agents and employees at all reasonable hours, and which records, books and accounts will be the property of Owner.

13.                                 Developer and Owner shall agree upon an initial amount to fund the Operating Account.  Developer may be authorized by Owner in writing to issue checks upon the Operating Account to pay for all authorized obligations and expenditures incurred by Developer and for and on account of the Owner in connection with the design, development, promotion and marketing of the Project. It is expressly understood and agreed by Developer that all disbursements of funds authorized by Owner to be made by Developer shall be made by a check drawn on the Operating Account; provided, however, that Developer shall not, without the prior consent of the Owner, draw any checks on the Operating Account other than those for payment of expenses as specified in the Plan. Developer shall cause all disbursements, transfers or refunds of funds to be reflected by appropriate journal or bookkeeping entries and substantiated by appropriate records and accounting procedures.

I-2